Exhibit 99.2

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EDITED TRANSCRIPT

GEF - Q1 2015 Greif Inc Earnings Call

EVENT DATE/TIME: MARCH 05, 2015 / 03:00PM GMT

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

CORPORATE PARTICIPANTS

Scott Griffin Greif Inc - IR

David Fischer Greif Inc - President & CEO

Pete Watson Greif Inc - COO

Larry Hilsheimer Greif Inc - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Mark Wilde Bank of Montreal - Analyst

Mehul-Dalia Robert W. Baird & Company, Inc. - Analyst

Chris Manuel Wells Fargo Securities, LLC - Analyst

Alex Wang BofA Merrill Lynch - Analyst

Marc Heilweil Spectrum Advisory - Analyst

Justin Bergner Gabelli & Company - Analyst

PRESENTATION

Operator

Greetings, and welcome to Greif’s First-Quarter 2015 Earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Mr. Scott Griffin. You may begin.

Scott Griffin - Greif Inc - IR

Thank you, Rob. Good morning, everyone, and welcome. As a reminder, you may follow this presentation on the web at grief.com in the Investor Center under Conference Calls.

On the call today in order of speaking are David Fischer, President and CEO, Pete Watson, Chief Operating Officer, and Larry Hilsheimer, Executive Vice President and CFO. David Lloyd, Vice President and Corporate Financial Controller, and Chris Luffler, Vice President Business Manager, are also present in the room today. We issued our 2015 first-quarter earnings release after the market closed yesterday, and is posted on our website at grief.com. We have prepared slides to supplement our comments which are posted in the Investor section of our website under Conference Calls.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that are expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

This presentation uses certain non-GAAP financial measures, including those that exclude the impacts of acquisition and divestments, special items such as restructuring charges, gains on dispositions, impairment charges and acquisition related costs. Management believes that non-GAAP measures provide a better indication of operating performance, and a more stable platform on which to compare the historical performance of the Company to the most nearly equivalent GAAP data.

All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of the presentation, and in the 2015 first quarter earnings release.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

I will now turn the call over to our CEO, David Fischer.

David Fischer - Greif Inc - President & CEO

Thank you, Scott. Please turn to slide 3.

Overall, first-quarter 2015 results were disappointing, as macroeconomic headwinds and weak business performance precede the realization of benefits from our transformation efforts. These poor results both strengthen our resolve and increase our sense of urgency to implement the necessary steps to improve our profitability. First-quarter 2015 net sales were similar to a year ago, excluding the impact of divestitures, plant closings and particularly negative foreign currency translation.

Volumes were flat versus a year ago, despite a double-digit decline in our RIPS Latin American operations. Our financial results were below last year, principally due to the adverse impact of currency matters, product and geographic mix issues resulting in lower gross profit, a higher effective tax rate and negative performance in our Flexible Products segment.

Please turn to slide 4. Oil prices have fallen significantly during the past six months, which is having a direct effect on the energy sectors consumption of industrial packaging. A number of energy producers have cut exploration and production activities in response to sharply lower price of oil, especially the smaller companies engaged in fracking in North America.

Lower oil prices have also started to impact our raw material prices. Raw material costs are declining for polyethylene and polypropylene in response to the sharp decline in oil prices. The rapid drop in energy and raw material costs has disrupted the overall supply chain that motivated some customers throughout the value chain to de-stock their inventories and delay ordering to benefit from anticipated lower costs.

During the first quarter the US dollar continues to strengthen. Currencies declined relative to the dollar in a number of countries around the globe, especially were oil is a key export. The stronger dollar adversely impacted net sales and total gross profit dollars in the short term requiring us to emphasize repricing efforts.

I am now on slide 5. The 2015 first-quarter operating loss in our Flexible Products business was approximately $9 million, versus the operating profit of $1 million for the same period last year.

Three key factors were increased freight cost, an inventory write-down due to falling resin costs, and a change in the labor model prompted by local regulatory environment contributed to the lower first-quarter results. Which Larry will cover in his remarks.

The management team is working diligently to address controllable items, increase sales and restore profitability in this segment. The Flexible Products SG&A expenses benefited from previous actions, and our declining and the issues related to our sourcing are being resolved.

As previously stated, the in-depth strategic review of this business will be completed by the end of this month, and will establish the foundation for future direction in this business. We are not in a position today to discuss recommendations or possible outcomes.

Please turn to slide 6. Our number one priority for improving our profitability is implementing an enterprise-wide transformation process. This initiative includes eight interconnected work streams that cover all aspects of our business.

Key elements of our transformation process have now moved from the planning phase to the implementation phase. This is especially true for our portfolio optimization work. One example of these and pending actions was the network consolidation moves we announced earlier this week.

I will now turn the call over to Pete Watson, our Chief Operating Officer, who will provide additional details regarding the progress being made on our transformation.

Pete Watson - Greif Inc - COO

Thank you, David. I’m on slide 7.

Further progress has been made to optimize the Greif portfolio through select strategic actions we divested additional non-core assets. Examples include the sale of Nordics and wood cover business in the Flexible Products and Services segment, and we completed the divestment of the US water bottle business. The approximate aggregate annual revenue of these businesses was just over $25 million, which we realized a small gain on these transactions.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Earlier this week, we announced the consolidation of four facilities, which addresses capacity issues, and also enables us to benefit from previous productivity and operational excellence achievements. These actions resulted in the permanent reduction of 141 jobs, and they are expected to contribute more than $4 million to operating profits on an annual run rate basis.

Additional actions will be implemented during the rest of FY15 and beyond. Our comprehensive global footprint enables us to adapt to these changes by continuing to serve our customers through plants in our network.

Our announcement earlier this week concerning the consolidation of steel drum plants in Fenton, Missouri and New Orleans, Louisiana represents one step toward our steel drum capacity reduction, and the elimination of underperforming facilities in North America, as we discussed during our Investor Day on January 21st. These transactions are examples of the types of actions we identified within the transform and fix quadrant in our transformation, which involves approximately $750 million of revenue.

There are 45 manufacturing plants that are represented in the 16 value cells inside this quadrant. Each plant within these 16 value cells has a specific and aggressive improvement plan.

I’d now turn to slide 8 on growth initiatives. While we continue to optimize and reshape our global footprint, we’re also moving forward with growth initiatives.

For example, solid progress is being achieved on the $45 million modernization and debottlenecking investments at the Riverville, Virginia containerboard mill. It is on track and full installation will take place in the third quarter.

This project along with annual maintenance will require a 21 day adage to the semichem medium machine. This project will add an incremental 55,000 tons of annual containerboard capacity at Riverville.

As previously announced, the sixth corrugator is also being installed to further strengthen our sheet feeder network. This project is on time, on budget, with volume commitments in place.

We are also adding an additional litho-lamination converting line in Mason, Michigan that offers customers a wider range of graphic packaging options. A specialty coating line is also being added in Massillon, Ohio.

This innovative process enables us to offer our customers unique coating applications on containerboard. These are both expansions in our differentiated product offering.

That concludes my remarks. I’ll now turn the call over to Larry Hilsheimer.

Larry Hilsheimer - Greif Inc - EVP & CFO

Thank you, Pete. This morning I will discuss a few key factors that impacted our 2015 first-quarter financial results compared to the same quarter a year ago. Then I will briefly review market conditions as we entered the second quarter.

Our first-quarter results were, as David indicated, disappointing year-over-year, though not significantly different than we anticipated. The high-level summary of the relative performance comparison comes down to four primary factors, with other minor positive and negative factors netting out.

First, we experienced $4.7 million of operating income impact from dollar strengthening. Second, our Flexible business, with a difficult year-over-year comparison to the first quarter of 2014, which was pre-occupancy, continued to drag on our overall earnings.

Third, we experienced drops in various European countries, most notably Sweden, related to the impact of economics sanctions on doing business in Russia. As well as world wide margin compression as result of raw material cost decreases, and the related pass through contract provisions combined with product mix issues, which drove a decrease of $4.5 million of operating profit in our RIPS North America and EMEA businesses when netted with other improvements.

Fourth, we had an unusual spike in our medical claims experience, and an expected pension expense increase due to changes in discount rates, resulting in $4.2 million of additional cost in the quarter over the same quarter year previous.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Now let me cover more details. I am on slide 9.

Net sales for the 2015 first quarter, excluding acquisitions and divestitures, were 6% below the same period last year, due to the impact of foreign currency changes that David mentioned previously. As you can see on the slide, the strengthening of the US dollar reduced sales by approximately $58 million.

On a segment basis, currency issues significantly impacted net sales in our Rigid Industrial Packaging segment, which experienced a 6.3% decrease in net sales, excluding divestitures, when compared to the first quarter of 2014.

Segment selling prices and volume were slightly positive versus a year ago, with volume up 3.7% in North America, 1.8% in EMEA, and 2.7% in the APAC region, but down 17.1% in Latin America. The net price and volume positives were offset by a 7.1% negative currency impact.

In Paper Packaging, net sales, excluding divestitures, decreased 3.5% to $159 million for the first quarter of 2015 compared to a year ago. Selling prices were modestly higher than a year ago, while volumes decreased 3.6%. Principally due to having one less shipping day and softness in demand in targeted markets as we approached the very end of the quarter.

Net sales for our Flexible Products segment decreased nearly 9%, excluding divestitures, compared to first-quarter 2014, which was almost entirely attributable to currency impacts. A 2.8% decrease in volume was nearly offset by higher selling prices of 2.2% compared to a year ago.

There were $5 million of net sales in our Timber segment for the 2015 first quarter. This was nearly $1 million below the first quarter of 2014 due to lower planned timber sales.

Please note from a sales perspective, that we have included in the appendix a slide to correct an inadvertent omitted adjustment to our projected sales, that appeared in the materials used for our first-quarter earnings call and Investor Day related to operating profit adjustments that we made just before those discussions.

Please turn to slide 10. Gross profit decreased approximately $32 million to $154 million for the first quarter of 2015 versus last year. Approximately $14 million of this decrease was attributable to contractual pass through of declining raw materials in steel and resin, in the Rigid Industrial Packaging segment and the Flexible Packaging segment, also, the negative impact of foreign currency translation and divestitures during the past year.

The gross profit decreased approximately $15 million in the Flexible Products segment due to several factors. First, there was a carryover impact related to the Hadimkoy occupation last year that resulted in higher costs incurred related to alternative supply sources to meet customer needs.

Maintaining these high third-party inventory levels also led to an inventory write-down due to rapidly declining resin prices, and higher inventory levels as Hadimkoy transitioned back to full capacity. This third-party sourcing ended last month.

Second, we incurred higher freight costs to meet lead times for our customers. And third, there were higher costs related to the change that we previously discussed to an in-house labor force, prompted primarily by conditions in the local regulatory environment and some inefficiencies related to this change. We expect these costs will be offset in the future by efficiency and productivity gains made possible by ongoing initiatives.

Consolidated gross profit margin decreased to 17.1% of net sales for the first quarter of this year from 18.6% a year ago due to the impacts of the strong dollar, raw material pass-through provisions and product mix issues.

I’m now on slide 11. Operating profit decreased to $65 million for the first quarter of this year from $71 million a year ago. The final phase of the multi-phase Timberland transaction was completed in the 2015 first quarter, and totaled approximately $24 million compared to $8 million for the same period last year.

Therefore, operating profit before special items decreased from $65 million to $42 million. That was comprised of the margin compression, previously discussed foreign currency, divestments, and increased medical and increased pension costs. Lower first-quarter results in the Rigid Industrial Packaging and Flexible Products segment contributed to the year-over-year decline.

Please turn to slide 12. The effective tax rate for the first quarter of 2015 was 38.3% compared to 34.2% for the same period a year ago. The higher percentage is due to the lower first-quarter pretax income and geographic mix variance compared to the same period last year. The proportion of the year-over-year income reduction is disproportionally skewed to lower tax rate jurisdictions, thereby increasing our effective tax rate.

Net income attributable to Greif, excluding the impact of special items, was $17 million or $0.30 per class A share for the first quarter of 2015, compared to $27 million or $0.46 per class A share for the same period last year.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Working capital was $343 million at January 31, 2015, or approximately $39 million below the first quarter of 2014. Excluding the benefit of the strengthening US dollar, our first-quarter working capital increase this year was $59 million versus $95 million last year. We are actively monitoring working capital in each of our businesses, and expect it to be at least neutral for FY15 compared to 2014.

I’m now moving to slide 13. As we entered the second quarter, market conditions were mixed across our global footprint. Overall, product demand remains favorable in North America; however, the recent sharp decline in oil prices is adversely impacting companies in the energy sector as some of them adjust their activity levels to the current pricing environment.

Latin America, reflecting the regional, political, and economic issues they face, is experiencing double-digit declines in volume and foreign-currency translation impacts. Which we’ve been able to fully offset by substantial price increases.

In the EMEA region, market conditions vary considerably. The Middle East and Africa are performing well; Eastern Europe is also performing well.

However, there is considerable volatility in Russia, particularly related to currency and supply chain issues. Western Europe continues to be challenged by market competitive pressures, particularly in Germany and Scandinavia, though we continue to hear optimism about the impact of the strengthening dollar and monetary policies.

The Asia-Pacific region remains stable in terms of its volume growth, although lower selling prices and foreign currency translation offset most of those gains in the first quarter.

In Paper Packaging, our niche markets remain strong year-over-year. We will benefit beginning later this year from investments in this business. Market conditions in the Flexible Products segment are gradually improving, as we continue to reshape our network.

During the quarter, we sold operations in the Nordic region for a gain, and continued to reduce SG&A expenses consistent with our plans. We anticipate benefits in the second quarter, particularly on a year-over-year basis, excluding currency impacts.

Market conditions for timber sales in the Southeast US are firm as buyers are selective in their purchases, principally due to higher inventories following strong activity levels in the first quarter. There is increased interest in real estate for certain properties we own in the US and Canada.

Please turn to slide 14. Turning to our outlook, we continue to anticipate that the global economy will reflect a modest recovery in FY15, with the positive aspect improving in the United States being offset by negative trends in other regions. One thing I will point out is that we have not factored into our guidance further strengthening of the dollar from this point forward against other currencies in the major markets in which we operate.

We will continue to execute on our restructuring plans related to transformation, network consolidation, and pursuing the sale of select non-core assets as part of our overall strategic transformation, which may result in significant impairment and restructuring charges as we move through the remainder of 2015. We will also continue to implement our SG&A cost savings activities.

Based on these factors, our FY15 adjusted class A earnings-per-share remains in the $2.25 to $2.35 range excluding gains and losses on the sales of businesses, timberland and property, plant and equipment, and acquisition related costs, as well as restructuring and impairment charges.

That concludes my remarks. We will now be pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Mark Wilde, Bank of Montreal.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Mark Wilde - Bank of Montreal - Analyst

Yes, Larry, you anticipated one of them with some comments you made near the end, and that’s around FX. Because if you look at the January numbers that are in your appendix for FX for things like the Euro and the Brazilian Real we have had a lot of strengthening of the dollar against both of those currencies since January.

So I’m just curious about why you haven’t tried to factor that in at this point? We’re in early March. There’s been big moves here, you would think that this would affect your targets for the full year.

Larry Hilsheimer - Greif Inc - EVP & CFO

Thanks, Mark. Yes, you’re right. We’ve been monitoring it, and there has been significant further strengthening of certain currencies. There’s also been other currencies moving the other way that impact us as well.

On an overall basis, I would say it’s still been a bit of a negative, but we still believe the other activities that we have in front of us allow us to maintain the earnings range that we provided.

We will continue to monitor it. And as I had mentioned that the end of my comments, if there are further significant moves in the strengthening of the dollar it would obviously impact our earnings for the year.

Mark Wilde - Bank of Montreal - Analyst

Okay. Well I’ve particularly queued on the comparisons between current Euro and current Brazilian Real versus the numbers in that appendix. So what other currencies have actually strengthened against the dollar, and which ones should we really be watching?

Larry Hilsheimer - Greif Inc - EVP & CFO

Well I think watching Brazil is important, watching the Ruble is important, watching the Euro is important, some of the Middle Eastern and Asian currencies are as well. But I think those are the key ones. And the Euro movement from I think January to the end of February was $0.06, is that right?

Mark Wilde - Bank of Montreal - Analyst

Yes, that’s about right.

Larry Hilsheimer - Greif Inc - EVP & CFO

And the other thing to keep in mind, Mark, is that it impacts our margin, it also though has a corresponding benefit on the SG&A side. So by the time you net it, it was not material to the bottom line to a point where it would cause us to modify our guidance.

Mark Wilde - Bank of Montreal - Analyst

Okay. Next question I had, is if margins in Rigid Packaging, and just in the short term what I have hard time understanding is you’ve got price in Rigid Packaging. Costs went down in Rigid Packaging, and volume went up in Rigid Packaging, yet your margins are down both quarter-to-quarter and year-over-year, so I’m trying to understand that to reconcile the pieces.

Pete Watson - Greif Inc - COO

Mark, this is Pete Watson. Let me make some comments on that.

It’s a little different based on each region in the globe. But really if you look at it, the internal and the things that we are — actions we’re taking and the issues that we’re addressing, we’ve got some underperforming operations, which we’re going to address or are addressing the portfolio optimization strategy and transform and fix. We’ve got loss makers that are performing worse, some due to market actions or market differences. And some are just underperforming businesses that are not achieving what their expected plans are.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

The actions we’re doing really falls in that transform and fix plans to really address the specific improvement plans. Over that 12 to 36 month period, we’re either going to fix them or we’re going to consolidate those plants into other operations. I’d tell you at this stage, in the first four months, we’re making good progress on those plans.

The second area and then part of that is consolidation efforts. We’ve got some plants in certain regions that are operating at very low utilization and capacity rates, which creates a higher cost basis. So we’re again taking actions and we have already and there will be rooftop consolidations, where we have less facilities operating at higher capacities to satisfy our customer needs.

And lastly, we do have some plants that are just operating inefficiently, whether it’s process inefficiency or maintenance inefficiency. And some of the things we’re driving are some of the operational excellence improvement to that point, and also some will require some tailored capital improvements once some process efficiencies have been achieved.

Along with that, as you will see us achieve in the transform and fix, we’ll be taking much more disciplined commercial actions in order that we can achieve a fair return in our businesses that are not performing as well.

Mark Wilde - Bank of Montreal - Analyst

Okay. Pete, I’m at score. If we go back to three or four years ago, you guys were running about an 11% EBIT margin in Rigid Packaging, now we’re down to just a little bit over 3%.

What really has changed here, and how much of this is just a fundamental change? Is there a track back to double-digit margins in this business?

Pete Watson - Greif Inc - COO

There’s just not one answer or one levered answer to that. But part of it, is some of the operating issues I talked about, some of them are shifts in certain regions we participate.

For example, in Europe, going back from 2010 to now, things have changed dramatically. Some of the economic conditions have shifted, some of the competitive profiles have shifted.

And certainly recently, we’ve had some FX challenges. But there’s always been some FX advantages further past, and now that’s reversed. But what I would tell you, Mark, is the things that we can control are those areas where we’ve got underperforming operations that we have to fix.

We’ve got too many facilities operating at utilization rates that are too low, and we need to do network consolidation to drive lower cost to serve our market needs. And lastly, we need to be in certain markets, be more disciplined in our commercial process in our segmentation and who we sell to, and how we tailor our value propositions.

And just again, make sure we get a fair return on the business and capital we have employed. I wish I could tell you it is one lever, it’s a multitude of levers in each region, Mark.

Larry Hilsheimer - Greif Inc - EVP & CFO

Let me maybe supplement a little bit around this too, Mark. And you mentioned in your initial question the margin compression related to year-over-year, and then longer-term one as well.

So first, the FX impact does have a compressing measure to our margin. In addition, the low raw material or the lowering raw material prices as we work through those contracts pass through provisions, as you well know because you’ve followed us so long. As that occurs, we also suffer that margin compression related to the raw material pricing decrease.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

The last item that’s contributing to it for this year is just the mix of our volumes. We have more decreases in some of our higher-margin businesses relative to our substrates than we do in some of our lower margin substrates. So it’s a combination of all of those factors.

Mark Wilde - Bank of Montreal - Analyst

Okay. And then just as my final question for Dave Fischer. I have covered the Company for a long time. And for many, many years, we heard a lot about the Greif Business System and the focus on continuous improvement.

And I guess I stand here today, and I’m trying to figure out how we ended up in this situation. If this continuous improvement is really part of the corporate culture, how did we get so far out of kilter?

David Fischer - Greif Inc - President & CEO

It is a fair question, Mark. I’ll point to a couple of things about the GBS.

First of all, it’s enabling us to do some of this network consolidation that we’re doing today. Without it, we wouldn’t have the free capacity and under rooftops to be able to consolidate those without losing or having a dramatic negative impact on our sales. Because we’re going to move that production to other capacities, and lower our total fixed costs. Number one.

I’d also point to the fact that it is also the very same GBS that even when you look past the consolidation of the paper industry, it is also — which benefited us over the last few years. It is also the GBS that helped us de-bottleneck and drive our paper business profitability up dramatically over the last few years.

As far as how — your broader question about how did we get into the current situation. I think we have in our transform and fix bucket, unfortunately, a large cache of our business that is fundamentally changed, and not producing a return. And it is masking what’s going very well in the organization in some of our growth initiatives that I’ve just mentioned, and also to protect the core.

We’ve got a little over $2 billion of our revenue making very fine returns. Some of those markets we’ve made some mistakes in ourselves, in terms of trying to do too much or hang on too long when our customers don’t reward us for being in those areas. And we’ve been too slow, I think, at consolidating those rooftops and getting let’s say our capacity utilization back up to a point where we can have some ability to award our shareholders for participating in some of those markets.

So we’re taking those actions as we speak, but the GBS is alive and well. There’s big swaths of our Company which are operating well. But this one specific section isn’t just a matter of being efficient in lean manufacturing or efficient in our operations, it involves the marketplace.

And the competitive dynamics of certain markets have changed dramatically for us, and that’s what’s gotten us into our current — and back to your question about margins. We’re going through, unlike the past, a very unique period of time where currencies and oil have dramatically fallen at the same time.

And if there is a time period here where we go through this compression before we can actually reprice, before we can actually run out some of our existing inventories that are in our system. But that I think will also play itself out over the coming quarters, and you’ll see us make progress on that.

Mark Wilde - Bank of Montreal - Analyst

Okay. I’ll turn it over. Thanks.

Operator

Ghansham Panjabi, Robert W Baird.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Hello, good morning it’s actually Mehul Dalia in for Ghansham. How are you guys doing?

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

David Fischer - Greif Inc - President & CEO

Good morning.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Is there any change to your free cash flow guidance for 2015 that you guys gave last quarter?

Larry Hilsheimer - Greif Inc - EVP & CFO

We still anticipate that we will produce cash flow when adjusting out for the tax payment related to our gain on sale transactions last year that will be more than the dividend that we pay. So I think that was the primary focus of the questions that we received previously.

As I mentioned in my comments about working capital, our expectation is that our working capital will be flat and not to be a drain on cash over the year. So yes, we’re still in that range that we discussed in our Investor Day.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Okay, great. It seems like there was a price increase announced in the containerboard market. How successful do you think that will be? And can remind us how may tons of containerboard Greif will be producing annually just pro forma for all the investing that you’re doing in the business?

Pete Watson - Greif Inc - COO

Yes, this is Pete Watson. Thanks for the questions.

So the total number of tons we’ll have on our system at the conclusion of the modernization plan in Riverville is 780,000 tons. And that’s a combination predominantly medium, semichem and recycled medium, and also recycled liner.

In regard to the announcement, all I can say is the one company that’s made an announcement and we’ll make decisions going forward in the market based on what’s in our business interests. But at this point, I believe only one company has made an announcement.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Okay, great. And just one last one. Can you talk about how you expect margin in Flexible to progress throughout this year? Are there any additional impacts from Hadimkoy or anything else that we should be aware of just going forward?

Pete Watson - Greif Inc - COO

Could you repeat that again? I’m sorry, you broke up.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Sorry about that. I was just asking, how do you expect margins in Flexibles to progress throughout FY15? The first quarter was a lot weaker than we were expecting. I was just wondering if there’s any other additional impacts from Hadimkoy or elsewhere that we should be aware of for the rest of year?

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Pete Watson - Greif Inc - COO

Thank you. We do expect margin to expand. We’ve had a lot of supply chain inefficiencies and we achieved that outsourced third-party products that we will start in housing and manufacturing ourselves. So we do feel that there’s upside on that margin question.

Mehul Dalia - Robert W. Baird & Company, Inc. - Analyst

Great, thank you.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Good morning, gentlemen. A couple questions for you. First, if I could start with some of the restructuring component.

I think back at Investor Day, if memory serves, it was something in that $25 million to $30 million that you had earmarked this year for restructuring, and now it sounds like you’ve taken a chunk of the actions. Can you give us a sense as you sit here today, A, what exactly was that number, or is that number you have tabbed in for 2015?

And then how we would anticipate seeing return from that? What sort of savings, what sort of time frame would those come over?

Larry Hilsheimer - Greif Inc - EVP & CFO

Chris, thanks for your question. This is Larry.

We continue to expect that we will incur restructuring charges, and even things that may end up falling into the impairment bucket as we go forward. And just remind some people if we end up deciding that we’re going to hold something for sale, then we have to look at it in a different manner than we do under an operating condition. And if it overlaps a quarter, it ends up sometimes getting classified as an impairment rather than a loss on sale, so that’s why you see some of that language in our guidance and our Company outlook.

Right now, we’ve had things that have happened after the quarter and you’ll see this in our trends data in the Q when it’s filed. Where we’ve indicated there’s $10 million to $15 million of things that we’re looking at right now. But I would say that the discussion that we had on the Investor Day remains consistent, as does our point about, other than what Pete mentioned about the announcements that we had this week of $4 million plus of run rate from those actions.

We’re still in the process of pulling together so that we can provide you all on our June earnings call exactly what we’re going to achieve over the next few years out of our transformation efforts. Part of it is, as you know, we had a lot of these transform and fix plans done, but what we’re still in the process of doing is prioritization which actions do we take when, what’s the impact, when is it going to fall.

So it would be premature to tell you that we have clarity of that kind of data and how much will impact this year, next year and the following years.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay. If we could maybe switch gears for a second. I guess you did a good segueway for it here, when you talked about significant impairments or other elements within the outlook section. I don’t recollect seeing that before, so it maybe just as a point of reference or a clarification, are you suggesting that we could see further sizable write-downs across a couple of the businesses?

Larry Hilsheimer - Greif Inc - EVP & CFO

What I was trying to clarify there, Chris, was that when we talk about that language, we used the term significant of impairments and restructurings on a relative basis of what people might consider significant as they develop out of these transformation efforts.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Because again, if we decide that we’re going to exit a business and we have to then list it as held for sale, if we have it held for sell at the end of the quarter, we have to then assess it for impairment in a different manner than we would as an operating running business, and future cash flows, and that kind of thing. So we could end up with something that ends up getting classified as an impairment when in fact it will in very short order flip around and just be a gain or loss on sale, but that will not flow through because it would have already been recognized.

And we’re just putting that caution in there because we’re going through major effort. As we go through all of these plans and we look at our divest, we look at our fixed and transform and our SG&A actions. We are looking aggressively at how we run this Company. So we don’t have quantifiable information for you yet, but we would anticipate that we have charges that are still in line with what we talked about back at the Investor Day, although it could increase as we get further into this.

David Fischer - Greif Inc - President & CEO

I would also add one other thing, Chris. Our demeanor or our expectation for the portfolio work and the cost-cutting remains the same as to what we tried to describe and maybe we used a different word here or there at the investor meeting. We took some criticism for having a Company-wide initiative described, but no tangible concrete commitments by business.

We are actively taking and resorting all of those plans, plant by plant, rolled up by business so that we can fulfill our commitment of saying in the June timeframe, here’s the goals for each individual business, and we’re committed to doing that. However, this process has left the gate in terms of actions being taken, hence the announcement that we had to make earlier this week because of necessary people notifications and moves we want to make within the consolidation plan.

So as we make those individual ones up and to the point where we can paint the entire picture for you, we’re going to be as quantitative as we can in those chunks. And we will not double count those, we will — or call those out or articulate those in the upcoming conference call when we have a little bit more structure business by business on how each one of those moves between now and then fits into the overall picture.

So that’s something you guys should anticipate. There will be more of those type of announcements, and we’re going to our level best before we have the whole framework built to tell you exactly what it means for us.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay. So let me switch gears one more time, and ask a little bit about the paper business, if I could. You spoke about, I think the press release, about seeing some softness towards the end of the quarter, and I think if in earlier prepared remarks I heard correctly, it was down 3.5% in the quarter.

When we look at industry data for those last few months that would have composed your quarter, I think November, December, January, it would have suggested volumes that were up low single digits or better. Can you maybe talk a little bit about perhaps why you feel you felt — you saw softness? Has anything changed with that trajectory?

I do appreciate there’s been, referring to industry chatter, there being some discounting some places in the market. Is that perhaps part of, you either participated or didn’t participate in some of that, could you maybe give us a little color there as to why you were so significantly below the market? And whether that will continue, or you envision that changing?

Pete Watson - Greif Inc - COO

Mark, this is Pete. So let me answer that from a containerboard side first, and from a corrugated converting second.

Our production in the quarter on the mill side was up 2%, and our selling prices were moderately higher than our plan. Our target markets, and we are not as broad-based as some of the major four integrateds in terms of a national scope, but in our targeted markets, we started seeing softer demand both on our containerboard side and on our corrugated sheet side in January.

There are competitive pressures that have been well documented publicly on the recycled products. But we, again, our margins are good. We are making conscious decisions in the market from a disciplined standpoint to ensure that long-term, our margins are good and strong, and we’ve seen no change in that regard.

One more comment on the containerboard side, Mark, is that Riverville shutdown is built in our plan and forecast. I would also tell you I’m really bullish about our ability to perform in the containerboard side. Regardless of what happens around us, we have a variety of levers to pull.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

And regardless of our volumes, whether they’re slightly up or down, I still feel that we can manage that business very, very well. The corrugated sheet side, compared to prior year, we are under what the corrugated FPA numbers are. One, we are operating at or near capacity in that system and we will be so until Q4.

Again, there has been targeted softness in our markets in the Midwest, particularly. Some of that through some competitive entrants, and some of it just due to some of that due to the markets we participate in, Chris.

Again in the corrugated sheet environment, we had one less shipping day. But I’ll tell you, we again, have made some conscious decisions in the market not to participate due to pricing discipline and commercial discipline to preserve longer-term value on margins.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay, that’s helpful. I do have a couple of questions, but I’ll jump back into queue.

Larry Hilsheimer - Greif Inc - EVP & CFO

Thank you.

Operator

George Staphos, Bank of America Merrill Lynch.

Alex Wang - BofA Merrill Lynch - Analyst

Hello, good morning. It’s actually Alex Wong sitting in for George. From the press release, it appears that overall volumes were down modestly. Can you just give us a sense of how volumes have trended either by segment or geography in February?

Pete Watson - Greif Inc - COO

Yes, Alex, this is Pete Watson. Overall, our volumes in the Rigid Packaging have been modestly higher, it’s a different answer in each region. Latin America, we’ve seen a double-digit decline in volumes really related to the Brazilian economy, and a little slow start in one of our ag markets and the juice markets, but our prices are up double digits to offset inflation and currency issues.

If you look at North America, EMEA and APAC, in the Rigid business, our volumes are actually up. North America it’s up 3.7%, EMEA is up 1.8%, and APAC is up 2.7%. By substrate it’s a little different, but again, in our Rigid Packaging business Latin America really changes the perspective.

If you look at the biggest impact we’ve had in regard to pricing has been raw material deflation on both our steel and resin packaging. As context, published steel pricing index in EMEA is down 8% versus prior year, and APAC is down 9%, so that’s impacting the overall sales, along with FX impact.

But our volumes in those three regions are up. Paper Packaging, I think I just commented on the unit volume differences there. So I don’t know if that gives you a clear enough view, Alex, of the regions and our volumes?

Alex Wang - BofA Merrill Lynch - Analyst

That’s helpful. I appreciate it, and appreciate the breakout as well on the slide deck.

Switching gears a bit, you talked in your formal remarks around several implications around declining oil prices. Can you just describe the dynamic between perhaps lower demand on the IBC side and lower input costs, be it raw materials or energy, would you characterize this as a net positive or negative for Greif? And then you also talked about some repricing efforts, if you can touch on that as well?

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Pete Watson - Greif Inc - COO

I think in terms of oil prices, I think there’s a positive impact because many of our customers will have lower input costs, specifically some of the chemical companies. And it also aids some lower transportation costs. Based on some of those cost components, we are seeing some companies, global companies, transform production capabilities to be more balanced.

Again, David indicated that we believe we’re much more bullish on how we view EMEA in the second half of our fiscal year. The negative side in some of the businesses that these oil derivatives and especially in the oil patch in North America, we are seeing some slowness in some of those smaller segments. But I think overall, it will create some import or export opportunities that could be to our advantage in EMEA, particularly in the second half.

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, and the raw material price decreases as we’ve talked about and in my comments it really has a margin compression impact as we work through that because of our significant level of contract pass-through arrangements. And those work off a percentage adjustment that ends up squeezing margin dollars on the bottom line, and doesn’t get you to leverage your fixed or semi fixed labor and plant costs.

Alex Wang - BofA Merrill Lynch - Analyst

Thanks for that. And then just two more quick ones, one on Flexibles and one on the tax rate. On Flexibles, understanding you’re not in a position to be really sharing the outcome of the review today, but if you could help provide any color on maybe what’s changed in the market between Investor Day and today, or what you know today that you didn’t know then which is helping to inform your decisions? That would be part one.

And then on the tax rate, certainly there’s quite a bit of variance in the quarter. Should we still be expecting the book tax rate to be around the 31% to 32% range for the balance of year? Thanks very much.

Larry Hilsheimer - Greif Inc - EVP & CFO

So on the Flexibles piece of it, I would say there hasn’t been anything that significantly has changed from the Investor Day, other than at that point we hadn’t really assessed the amount of inventory that we held and the impact that resin prices would have that led to the inventory write-down and the end of the quarter. We had hoped to be able to work through that inventory.

Outside of that, we had discussed at the Investor Day the move to the in-house labor model. We had talked about the impact of some of the currency matters and our supply chain issues in FPS that we’re focused on. So outside of just that one inventory write-down item, that’s probably the only item that changed since then. Pete, if you have anything on that, and I can address the tax rate.

So the tax rate issue is one that becomes complex with us in 54 countries. It really ends up being an exercise of rolling up every one of those countries projection of income for the year, and then reassessing that each quarter, and looking at how you think it’s going to play out over the year, which then can change again if currency matters change, if operations shift during those years.

So right now, that effective tax rate is what we anticipate it to be for the year, is what we’re utilizing for the quarter, that’s the way it works for Generally Accepted Accounting Principles is you try to look at that assessment. What has shifted is just the places where income is being earned or losses are being incurred, and it has shifted to a situation where the earnings are happening in higher tax rate countries and the losses are going more against those in low rate countries, those adjustments.

And it’s not just all the US. When I did the high level at about 80% of the decrease in income going against countries that had rates between 15% and 25%, and 20% of the reduction in income going against countries with rates in excess of 30%.

It’s just the mechanics of it as you walk through it, and the shift in where we’re having more success than others. And then currency impacts play into that as well, just because of the translation impact on the tax rate.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Alex Wang - BofA Merrill Lynch - Analyst

Thanks, I’ll turn it over.

Operator

Marc Heilweil, Spectrum Advisory.

Marc Heilweil - Spectrum Advisory - Analyst

Morning, gentlemen. I want to pursue the phrase you’ve used a number of times in the presentation, and an answer to one or two questions. The competitive dynamics in the marketplace have changed, could you dig a little into that aspect?

Is it that they’re just low-cost producers who have entered the marketplace that will be hard to complete with, or are these more temporary factors? So what are the causes of the changes in the competitive dynamics? I assume this refers to both Rigid and Flexible?

Pete Watson - Greif Inc - COO

Marc, this is Pete Watson. So to help clarify your question, are you referring to the Rigid business, the Paper business? Because there’s a little bit different answer depending on which —

Marc Heilweil - Spectrum Advisory - Analyst

Well I was really just referring to both the Rigid and Flexible, not the Paper so much, because I think we all know more about the Paper business. But those other two are less obvious to those of us who are not analysts in the field.

Pete Watson - Greif Inc - COO

So I think if you look at the Rigid marketing landscape over the last three to four years, you’re really talking a different story in each region. I think some of the factors that we talked were FX changes and economic changes in Europe from 2010 to now.

There’s not been a significant change in who our competitors are or the landscape, but as markets constrict to the economy, you have more a competitive environment then you were in some markets where they’re expanding. So I think the answer lies in what the economic activity growth or non-growth in each specific region in the Rigid business, it dictates the competitive nature and that expands and contracts.

Marc Heilweil - Spectrum Advisory - Analyst

Okay. So there are no new entrants or lower cost competitors or excess — well obviously there’s some excess capacity, but no excess capacity has been added over the last two years that’s going to change the profitability of this division longer-term?

Pete Watson - Greif Inc - COO

No, on the Rigid side, that’s fair, on a general statement, yes.

Marc Heilweil - Spectrum Advisory - Analyst

And in the Flexible Packaging, has there been — are there any comments you want to make about the dynamics of the marketplace, other than of course some economic weakness in certain areas?

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Pete Watson - Greif Inc - COO

Yes, sir. The biggest impact I think or difference in the last several years, in the Flexible side, is the addition of some very low-cost manufacturing capabilities on Flexible bags in India.

Marc Heilweil - Spectrum Advisory - Analyst

Thank you very much.

Pete Watson - Greif Inc - COO

Yes, sir, thank you.

Operator

Justin Bergner, Gabelli & Company.

Justin Bergner - Gabelli & Company - Analyst

Good morning, everyone.

David Fischer - Greif Inc - President & CEO

Morning, Justin.

Justin Bergner - Gabelli & Company - Analyst

I just wanted to hone in on a few questions that were answered or asked earlier. Is it possible to quantify the effect on margins from FX headwinds this quarter?

Larry Hilsheimer - Greif Inc - EVP & CFO

Yes, just one moment. The overall impact on our operating profit was about $4.7 million for the quarter. If I try to break it down into on the gross profit level before SG&A, it’s approximately $16.6 million on margin, and a squeeze on us from — we were at an 18.7% gross margin in 2014 after adjusting for divestitures, and we had a slight impact on that just from some minor plant closure carryovers into this year, and the rest of that gross margin decrement is a combination of the impact of the currency changes, and then that margin compression related to raw materials that we discussed earlier.

Justin Bergner - Gabelli & Company - Analyst

Okay. And on the raw materials side, is there actually a timing mismatch that hurt you in this recently completed quarter? And if so, how large was that timing mismatch? Between the — ?

Pete Watson - Greif Inc - COO

Justin, this is Pete. So we already have declining raw materials, and specifically in resins where it dropped very, very fast this quarter. If you look at our percentage across Rigid, our overall material margins have not been on a percentage basis are not impacted significantly, but what you do is you have an aggregate material margin dollar that’s significantly lower, and as you know, when that happens, you have less material margin dollars to cover your fixed and variable costs.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

And so that had an impact, and at the same time, when you have reducing raw material input costs and prices go down, what it does is create a much more competitive market environment, because there’s less dollars to cover your costs as we mentioned. Most of our contracts though do have lags up and down, so there is a part of that that has created impact in the first quarter that we’ll see change going forward as long as you have stabilized raw material costs.

Justin Bergner - Gabelli & Company - Analyst

Okay, thank you. And on the volume side, how much of a negative impact was there from closures?

Pete Watson - Greif Inc - COO

Our closures, unit volume was flat for the quarter versus prior quarter.

Justin Bergner - Gabelli & Company - Analyst

No, I guess I’m referring to the closures of plants.

Pete Watson - Greif Inc - COO

I’m sorry.

Justin Bergner - Gabelli & Company - Analyst

Because I guess you get the volume number ex- (multiple speakers)

Pete Watson - Greif Inc - COO

Correct. So the volume figures we compare are same-store sales we exclude acquisitions and divestitures.

Justin Bergner - Gabelli & Company - Analyst

Okay. And this quarter I guess you also excluded facility closures. How much of an impact were the facility closures?

Larry Hilsheimer - Greif Inc - EVP & CFO

Very minor.

Justin Bergner - Gabelli & Company - Analyst

Okay.

Larry Hilsheimer - Greif Inc - EVP & CFO

Diminimus.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Justin Bergner - Gabelli & Company - Analyst

Okay, that’s good to hear. And then finally, as you evaluate assets that you might potentially sell, is the effort mainly on underperforming assets or would you consider monetizing better performing free cash flow producing assets as well?

Pete Watson - Greif Inc - COO

Justin, when we talked on our Investor Day presentation, divestitures could be underperforming businesses. But they could also be very good performing businesses that are either not a good fit for us, we’re not the natural owner, or we think they’re at a peak earnings ability.

And a good example of that, was we sold our multiwall paper business back in Q4, a well performing business that was not core to us, weren’t investing in it, and we thought it was at the height of its potential earnings power. So that’s an example of one that was a good performing business that we divested.

Justin Bergner - Gabelli & Company - Analyst

Okay, thank you. And then are you anticipating if you do sell some underperforming businesses that you’ll be I guess eliminating some lossmaking businesses, and that will help you meet your current guidance for the fiscal year?

Pete Watson - Greif Inc - COO

In any of our divest or transform and fix plans that we’re executing very aggressively, that will impact loss makers which should improve our forward-looking performance outlook.

Justin Bergner - Gabelli & Company - Analyst

Thank you very much for taking all my questions.

Pete Watson - Greif Inc - COO

Thank you, Justin.

Operator

Mark Wilde, Bank of Montreal.

Mark Wilde - Bank of Montreal - Analyst

I just wanted to follow-up little bit on the Paper Packaging business. Pete, is it possible to quantify for us the financial impact from those 21 days of shutdown at Riverville?

Pete Watson - Greif Inc - COO

We do, and it’s in our plan, Mark. What I will tell you, the impact for those 21 days it’s just on the medium semichem medium machine, and then the offset relates to the increased volume we’ll get in Q4. So what I believe it’s 24,000 tons of downtime that we’ll incur during that period, and the offset is what we will gain in the end of Q4.

Mark Wilde - Bank of Montreal - Analyst

I guess what I’m thinking about, Pete, is if we look forward into 2016, you won’t have that 21 days. So how much financially will we get back from that, all other things being equal?

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Pete Watson - Greif Inc - COO

55,000 tons of incremental output from that investment.

Mark Wilde - Bank of Montreal - Analyst

Okay. And then just going downstream from that, I think most of what you’re selling now really is corrugated sheet. So I wondered, A, if you can give us a sense of what Greif’s integration level will be post the Riverville upgrade?

And then just how we should think about pricing in that business? Because I know sheet pricing is often separate from open market containerboard pricing or even box prices for that fact.

Pete Watson - Greif Inc - COO

That’s correct, Mark. So if you look at once the Riverville mill modernization is completed, and uniquely we are expanding a corrugator in Charlotte at the same time. That, from a capacity standpoint, we’ll consume either in trade or direct sell all of that added capacity plus some. So when we have the sixth corrugator in place and the Riverville monetization done, our integration levels will be in the low 80%s.

And I think we’ve stated in our growth plan one of our objectives is to become over integrated, and we will continue down the path to achieve that.

The second question regarding or converting downstream, it is 95% of it is CorrChoice sheet feeders. I think it’s a different story in each region. I think there’s a little more competitive activity in the upper Midwest because of the new entrant to that market.

What I would tell you is we focus very, very strongly on highly differentiated products and services, really high service orientation, and we select and choose the segments we participate in that reward us for those. What I will tell you and one of our strategies is we are now in CorrChoice as a system, 20% of our volume is on differentiated specialty products.

That’s growing quarter over prior year by 12%, we’ll continue to drive our involvement on those differentiated products which have higher margins. I don’t know if that answers all your questions, Mark, or if you have a follow-up?

Mark Wilde - Bank of Montreal - Analyst

Just one, Pete. So you’re essentially, you’re long a lot of medium, and you’re short linerboard for CorrChoice. So, you’ve got a situation now where we’ve seen a couple of downticks in the pulp and paper week price on medium, and the liner price, at least reported liner price, has held steady. Do you get any just a mismatch in your business because of that?

Pete Watson - Greif Inc - COO

Well we trade liner for medium obviously, so we don’t get hurt on the trading into our system. And as you said, what you are seeing is a little mismatch on published prices for medium. It’s gone down $20 a ton over a six-month period, and liner has stayed the same.

So, when you consider — we have more of our volume in our mills in medium, that impacts us greater than it would a company that has higher percentage of their output on liner. And I think the thing we have to do and we are doing is we choose where we participate in, and how we best segment our markets to get the fairest return.

But as you know, the new entrants have created some turmoil in certain markets, and but again, we feel pretty bullish on how we go to market and who we choose to do business with, and some of our growth initiatives to become over integrated and insulate us from some of that noise.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Mark Wilde - Bank of Montreal - Analyst

I guess, Pete, just the one other question about the sheet market. It does seem like you’ve got at least two competitors who continue to add a lot of sheet capacity, one is in Indianapolis and you’ve got another one that has a pretty big footprint around the country. Do we have to worry about just the corrugated sheet market getting oversupplied and pushing down margins over time?

Pete Watson - Greif Inc - COO

We don’t consider that a problem, because I think we have a very specific strategy and niche which we fill. We have a lot of respect for those two companies you’re talking about, but I don’t see that as a problem for us.

Again, I will tell you we are driving very, very hard on niche products to — so we’re not chasing commodity sheet products and we gave examples; we’re adding another Astitrade to do litho-laminating coatings, we’re putting in a unique coater in our Massillon, Ohio sheet feeder facility, and we are expanding our Triplewall operations in Louisville, again, to try to drive a higher percentage of our business and volume on higher-margin niche products in addition to sheet. So in our business, we don’t see and have any concern in that regard, Mark.

Mark Wilde - Bank of Montreal - Analyst

Okay. Fair enough. Good luck in the coming quarter and the balance of year, guys.

Pete Watson - Greif Inc - COO

Thank you.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Good morning again. Just a couple quick ones if I could understand maybe a little bit of the mix issue, so just a couple nuts and bolts questions. One within RIPS, and then one on raw materials or different elements.

And maybe start with raw material one. As you pointed out, you’re seeing steel down 8% to 10% depending on the region, and resin and some of the other OCC and such have been off too.

Have you have seen any benefit? Traditionally, when raw materials go up, you end up being a little bit behind and you get hurt on the way down usually a benefits, for a period of time, usually 30 days, 60 days a quarter or so.

Can you talk about have you have seen any of that thus far, or is that something that could help you in the next quarter or two? I do appreciate by the way, in Flexibles, you talked about having a write-off from some excess inventory, you had to mark-to-market. But maybe aside from that, could you talk to us about how that process is feeding through the system?

David Fischer - Greif Inc - President & CEO

Yes, Chris, thank you for the questions. Traditionally if you look at our model over time, you see more gradual sine waves, if you will, or movement up and down and you’re right in your description of how that benefits or doesn’t benefit us over time. What’s happened more recently with some of the currency moves and coupled with the raw material moves is that they’ve come on top of each other and they’re a little bit more, let’s say, aggressive or disruptive to our overall value chain when you get caught with inventories and you have the mark-to-market if you will during different periods of time,and it varies around the world. I’m just giving you a couple of examples there.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

But as you know, our pass through contracts allow us some protection, but the spot markets don’t, and when things change dramatically, that is disruptive.

So I think we’re going through an unusual period, not one that’s been, let’s say, in recent times been repeated. And I think you’re going to see us recover those margins as pricing initiatives adjust to currency issues and adjust to raw material changes that are pretty dramatic in nature and as we run out our inventories.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay. So just to clarify, it sounds like as these materials have moved lower, it’s actually hurting you, not helping you? Am I interpreting that right?

David Fischer - Greif Inc - President & CEO

In the very short term, that coupled with currencies, yes. But then that will play out to a more positive or gradual improvement or stabilization of our margins going forward.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay. And then I guess my second question was, and this maybe fits into some of that, is and I think it was asked earlier in maybe a little different way. But if we specifically look at the RIPS business, you’ve got profit down well over 30% on volumes that are flat to up.

And I guess what I’m trying to understand, and I appreciate there’s some different mix. I think back at your Analyst Day you talked specifically about seeing 40%, 50% off, it was a big number volumes in some of the components within RIPS due to I think the big FIBCs and such or NIBCs.

But could you maybe help us with the big differential on what’s going to reverse itself out as we go through the rest of year? Is it more a function of mix, is some of it these material issues that are, I would have presumed been a benefit, but it sounds like are hurting you. And I’m talking ex-currency, but just base business?

David Fischer - Greif Inc - President & CEO

Yes, and I think one of the problems we struggle with and obviously evident here, is that our mix and production size is wide and covers a multitude of countries. What we have is more of a bimodal distribution of profitability by plant, where we have some that have gotten a lot worse and some that have stayed pretty positive. And our job is to clean up the mix issues, particularly on the drags, if you will, and that really goes back to the previous question, I think it was Mark Wilde’s question earlier about what has changed. That coupled when steel and resin are much higher pricing, steel is over $1,000 a ton, generates a different margin profile for us than steel at $500 or $600 a ton. Same for resin.

So that is coupling — those are some of the key factors of what’s causing this decoupling of these plants and their profitability. One, to get worse, and some of them are also stuck in the wrong geographies around the world, so you’re going to see us take action against those loss makers for whatever reason. Either they’re in unsustainable markets, or they’re just not being rewarded for being — following our customers around the world.

So the other thing that’s come into this is start up of some of our new Rigid Industrial Packaging lines, which we’re very confident in as we fill those up. They start out with a margin drag overall, as they fill up they get better, and then also on the reconditioning business. When we got into the reconditioning business, steel was at $1,000 a ton or even some areas higher. That gives you completely different profile for that reconditioning business.

Reconditioning I believe is here to stay. Sustainability is here to stay with our largest customers, but that business is certainly not performing like when we got into it, because of the difference in just raw materials makes it much more efficient and cheaper for customers to buy virgin or brand-new units.

So you see a cadre of effects that are impacting those general overview aggregated margins and performance.,, and our job is to fix the boat anchor that’s holding us back from the better performing business in the rest of our portfolio.

Chris Manuel - Wells Fargo Securities, LLC - Analyst

Okay, thank you. Good luck in the quarter, guys.

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MARCH 05, 2015 / 03:00PM GMT, GEF - Q1 2015 Greif Inc Earnings Call

Larry Hilsheimer - Greif Inc - EVP & CEO

Thank you, Chris.

Operator

At this time, I’d like to turn conference back over to your host, Mr. Scott Griffin, for closing remarks.

Scott Griffin - Greif Inc - IR

Thank you. David Fischer will be making the concluding remarks.

David Fischer - Greif Inc - President & CEO

As previously discussed, the Company is at the beginning of a transformation to increase productivity and operational excellence throughout the network. We have a well-defined plan, and are working diligently to successfully execute those. As we continue to implement our portfolio optimization initiatives, we will quantify each step of our progress along the way, including our growth initiatives.

Accelerating value creation is a high priority across the enterprise as we proceed with this transformation initiative to optimize our business and increase our financial performance. Thanks for joining us today.

Scott Griffin - Greif Inc - IR

Thank you, David. The replay of this conference call will be available later today on our website at grief.com. We appreciate your interest and participation in the conference call. Have a good day, thank you.

Operator

This concludes today’s teleconference. We thank you for your participation. You may disconnect your lines at this time.

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